As filed with the Securities and Exchange Commission on April 1, 2011
Registration No. 333-116963

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BROOKFIELD HOMES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization) 37-1446709 (I.R.S. Employer Identification No.)

8500 Executive Park Avenue
Suite 300
Fairfax, Virginia 22031
(Address, including zip code, of registrant’s principal executive offices)

Brookfield Homes Corporation Stock Option Plan
(Full title of the plan)

c/o Shane Pearson
Brookfield Residential Properties Inc.
Brookfield Place, Suite 300
181 Bay Street
Toronto, Ontario M5J2T3
(416) 369-2300
(Name, address and telephone number, including area code, of agent for service)

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-116963) of Brookfield Homes Corporation (the “Company”), a Delaware corporation, filed on June 29, 2004, pertaining to 2,000,000 shares of the Company’s common stock issuable under the Brookfield Homes Corporation Stock Option Plan.

On March 31, 2011, pursuant to the Agreement and Plan of Merger and Contribution, dated as of October 4, 2010, among the Company, Brookfield Residential Properties Inc. (“Brookfield Residential”), Brookfield Residential Acquisition Corp. (“Merger Sub”) and Brookfield Properties Corporation (“Brookfield Office Properties”) (the “Merger and Contribution Agreement”), (i) Merger Sub, a wholly owned subsidiary of Brookfield Residential, merged with and into the Company (the “Merger”), with the Company surviving the Merger and (ii) Brookfield Office Properties and certain of its subsidiaries (the “Brookfield Office Properties Contributing Corporations”) contributed equity interests in certain entities owning all or substantially all of Brookfield Office Properties’ residential property business.  Upon completion of the Merger, the Company became a wholly owned subsidiary of Brookfield Residential.

Pursuant to the terms of the Merger and Contribution Agreement, at the effective time of the Merger (i) each issued and outstanding share of the Company’s common stock was converted into the right to receive 0.764900530 common shares of Brookfield Residential plus a cash amount in lieu of fractional shares, (ii) each outstanding share of the Company’s 8% Convertible Preferred Stock, Series A was converted into the right to receive one share of Brookfield Residential 8% Convertible Preferred Shares, Series A, (iii) the treasury shares and shares owned by the Company, Merger Sub or any wholly owned subsidiary of the Company were cancelled for no consideration, (iv) the shares owned by Brookfield Residential remained outstanding, and (v) the Company’s outstanding stock options and other awards were exchanged for stock options or deferred share units under the Brookfield Residential stock plans exercisable or issuable upon similar terms and conditions as under the Company’s stock plans as set forth in the Merger and Contribution Agreement.

Therefore, as of the effective time of the Merger, all outstanding rights under the Company’s incentive plans have been converted as described above and the Company hereby removes from registration the shares of common stock of the Company registered pursuant to this Registration Statement that remain unissued.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 1, 2011.

BROOKFIELD HOMES CORPORATION

By:	/s/ Craig J. Laurie
	Name:	Craig J. Laurie
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on the 1st day of April, 2011.

Signature	Title
/s/ Alan Norris Alan Norris	President and Director (principal executive officer)
/s/ Craig J. Laurie Craig J. Laurie	Chief Financial Officer and Director (principal financial and accounting officer)
/s/ William B. Seith William B. Seith	Director

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